THE GUITAMMER COMPANY INC.

...leaders in low frequency sound...

October 5, 2010

Walter J. Doyle, Trustee
Walter J. Doyle Trust
1970 Jewett Road
Powell, Ohio 43065

Subject: Loan to The Guitammer Company

Dear Mr. Doyle:

This is to confirm our agreement that in consideration of the Walter J. Doyle, Trustee ("Lender") loaning $25,000 as of this date (the "New Loan") to The Guitammer Company ("TGC"), TGC is delivering to you the enclosed Cognovit Promissory Note of TGC in the principal amount of $25,000 and dated today.

As previously discussed, TGC is currently working on a reorganization of its ownership and a recapitalization of its business that is expected to entail the following steps: (1) the merger of TGC into another corporation which would allow the merged surviving corporation ("Newco") to issue and sell ownership interests; and (2) an initial offering of Newco securities that would generate $500,000-5,000,000 for use by Newco, a portion of which would be used to repay the New Loan ("IPO"). We have no assurances as of this date that this reorganization and recapitalization will occur or, if it does occur, will be in amounts and terms as presently anticipated.

As an additional inducement to make the New Loan, TGC hereby agrees with the Trust that:

(i) if an IPO which generates at least $500,000 closes after this date, TGC shall cause the New Loan to be repaid from the first available proceeds from such IPO, regardless of the maturity date of the New Loan; and

(ii) Upon the completion of the merger of TGC into Newco, TGC shall cause Newco to issue to Lender or its designee a Newco warrant to purchase up to 0.0625% of the shares of Newco outstanding upon completion of the merger (e.g., if 800 million common shares were then outstanding, the warrant would be for five hundred thousand (500,000) common shares), which warrant shall be exercisable at any time from the date of the warrant to the second anniversary of the IPO, at an exercise price of $.005 per share, and shall allow partial exercises, contain anti-dilution provisions and grant the warrant holder piggy-back rights for future registrations of Newco shares.

This is also to confirm our agreement that, if the foregoing transactions do not occur as contemplated, and there is no additional consideration paid under (ii), above, then TGC will negotiate in good faith with Lender a mutually-agreeable additional consideration that will be paid to Lender in lieu of the consideration anticipated under (ii), above,

Finally, this is to confirm my representation to you that I have been fully and properly authorized by the board of directors of TGC to enter into the Loan and to deliver this letter to Lender, and that I will provide written confirmation of that authorization to Lender by October 11, 2010.

THE GUITAMMER COMPANY

By [signature]
Mark A. Luden, President

Enclosure

Post Office Box 82 / Westerville Ohio 43086 / info@guitammer.com 888.676.2828 815.346.9532